UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 17, 2014

RPC, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8726	58-1550825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Buford Highway, Suite 520, Atlanta, Georgia 30329
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (404) 321-2140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

On January 17, 2014, RPC, Inc., a Delaware corporation (“RPC”), entered into that certain Amendment No. 2 to Credit Agreement and Amendment No. 1 to Subsidiary Guaranty Agreement (the “Amendment”), between RPC, Bank of America, N.A., certain other Lenders party thereto, and the Subsidiary Loan Parties party thereto.  The Amendment is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The Amendment extended the maturity date of all revolving loans under RPC’s Credit Agreement (as amended, the “Credit Agreement”) with Bank of America Merrill Lynch, SunTrust Robinson Humphrey, Inc., Regions Capital Markets and PNC Capital Markets LLC, as Joint Lead Arrangers and Joint Bank Managers, and a syndicate of other lenders, from August 31, 2015 to January 17, 2019.  RPC incurred commitment fees and other debt related costs associated with the Amendment of approximately $687,500.  Interest rates on the revolving loans under the Credit Agreement are reduced by 0.125% at all pricing levels under the Credit Agreement, and the commitment fees are reduced by 0.025% at certain pricing levels under the Credit Agreement. The amount of the swing line sub-facility under the Credit Agreement has increased from $25 million to $35 million.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1
Amendment No. 2 to Credit Agreement and Amendment No. 1 to Subsidiary Guaranty Agreement dated as of January 17, 2014 between RPC, Bank of America, N.A., certain other Lenders party thereto, and the Subsidiary Loan Parties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RPC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPC, Inc.

Date: January 24, 2014	/S/ Ben M. Palmer
Ben M. Palmer
Vice President, Chief Financial Officer and Treasurer